CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference of our report dated July 14, 1999, (except for Note 7 as to which the date is June 30, 1999), in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (file no. 333-68767) pertaining to the 1998 Incentive Plan, the 1996 Stock Option Plan and the Employee Stock Purchase Plan of CTC Communications Group, Inc. (as successor to CTC Communications Corp.) with respect to the financial statements and schedule of CTC Communications Group, Inc. included in its Form 10-K/A for the year ended March 31, 1999, filed with the Securities and Exchange Commission.


						/s/ Ernst & Young LLP
Boston, Massachusetts
December 27, 1999